Exhibit 99.1

100 Carillon Parkway • St. Petersburg, FL 33716

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:

•	Henri Van Parys Cindy Williams

•	Corporate Communications Manager Investor Relations Manager

•	727.214.1072 727.214.3411, ext. 260

henri.vanparys@FADV.com clwilliams@FADV.com

FIRST ADVANTAGE APPOINTS

JILL KANIN-LOVERS TO BOARD OF DIRECTORS

ST. PETERSBURG, Fla., Oct. 2, 2006—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, today announced the appointment of Jill Kanin-Lovers to its board of directors.

From 1998 through 2004, Kanin-Lovers was senior vice president of human resources and workplace management for Avon Products, Inc. She also served as a member of Avon’s Executive Committee, Corporate Compliance Committee and the Avon Foundation board. Prior to Avon, she held senior corporate human resources executive positions at American Express and IBM after beginning her career in management consulting at Towers Perrin.

“First Advantage is pleased to welcome Ms. Lovers to our board of directors,” said Parker S. Kennedy, chairman of the board of First Advantage Corporation. “During a career that has spanned more than 30 years, she has driven organizational transformations in some of the world’s most highly regarded companies, and she will provide invaluable strategic insight for our Employer Services segment, which focuses its attention on the human resources function. Ms. Lovers’ guidance in the ongoing integration of the numerous companies First Advantage has acquired during the past three years will also be most welcomed.”

Kanin-Lovers is a member of the boards of directors for Dot Foods, the nation’s largest food redistributors, and Heidrick & Struggles, a leading global search firm. She chairs the Compensation Committee for both boards and also serves on the Audit Committee at Heidrick & Struggles and the Nominating Committee at Dot Foods.

Currently, Kanin-Lovers teaches Corporate Governance for the Rutgers University Mini-MBA program. She has written more than 50 articles and was named by HR World magazine one of the Top 50 HR leaders in the world in 2000. Kanin-Lovers was inducted into the National Academy of Human Resources in 2002 and, in 2005, she received the Linkage, Inc. Lifetime Achievement Award. From 2000 to 2004 she served as chairperson for the Board of Advisors for Catalyst, the premier research and advisory organization to advance women in business.

-more-

First Advantage Appoints New Director

A resident of Stamford, Conn., she holds a bachelor’s degree from SUNY (State University of New York) at Albany, N.Y., a master’s degree from the University of Pennsylvania and an MBA from the Wharton School.

•	About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and subprime markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; supply chain security consulting; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; skills and behavioral assessments; business tax consulting services; insurance fraud, corporate and litigation investigations; surveillance; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software; renters insurance and consumer location services. First Advantage ranks among the top companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 4,300 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889. First American is America’s largest provider of business information, supplying businesses and consumers with valuable information products to support the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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